EXHIBIT 10.6

Adobe Systems Incorporated
2003 Equity Incentive Plan
Restricted Stock Unit Grant Notice

(Global)
Adobe Systems Incorporated (the “Company”), pursuant to its 2003 Equity Incentive Plan (the “Plan”), hereby awards to Participant the Restricted Stock Unit Award (the “Award”) covering the number of Restricted Stock Units set forth below. This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan, each of which are incorporated herein in their entirety. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan.
Participant:                            ____________________________________________
Date of Grant:                            ____________________________________________
Vesting Commencement Date:                    ____________________________________________
Number of Restricted Stock Units:                    ____________________________________________

Vesting Schedule: This Award shall vest as to one quarter (1/4) of the Restricted Stock Units annually on each anniversary of the Vesting Commencement Date, so that the Restricted Stock Units are fully vested on the fourth anniversary of the Vesting Commencement Date; provided, however, that the Participant’s Service has not terminated prior to each such vesting date.
Delivery of Shares: Subject to the limitations contained herein and the provisions of the Plan, the Company shall settle vested Restricted Stock Units by delivering to Participant in whole shares of Stock, as provided in Sections 3 and 5 of the Award Agreement.
Additional Terms/Acknowledgments:  The Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement, and the Plan. The Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Award Grant Notice, the Award Agreement, and the Plan set forth the entire understanding between Participant, the Company and any other applicable Participating Company regarding the Award and supersede all prior oral and written agreements on that subject with the exception of any applicable change of control plan approved by the Company’s Board of Directors or a committee thereof and/or an applicable individual written retention agreement or severance provision between the Company, or a subsidiary of the Company and the Participant, to the extent applicable to the Participant (such documents, the “Superseding Agreements”).
ADOBE SYSTEMS INCORPORATED

By:__________________________________________            Shantanu Narayen
Chief Executive Officer
Address: 345 Park Avenue
          San Jose, CA 95110-2704 USA

Adobe Systems Incorporated
2003 Equity Incentive Plan
Restricted Stock Unit Award Agreement

(Global)
Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Award Agreement, including the attached Appendix, (“Award Agreement”), Adobe Systems Incorporated (the “Company”) has awarded you, pursuant to its 2003 Equity Incentive Plan (the “Plan”), a Restricted Stock Unit Award for that number of Restricted Stock Units as indicated in the Grant Notice. Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings set forth in the Plan. Subject to adjustment and the terms and conditions as provided herein and in the Plan, each Restricted Stock Unit shall represent the right to receive one (1) share of Stock.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.Vesting.

(a)The Restricted Stock Units shall vest, if at all, as provided in the Vesting Schedule set forth in your Grant Notice, this Award Agreement and the Plan, provided that vesting shall cease upon the termination of your Service, except as otherwise set forth herein.

(b)If your Service terminates due to your death or Disability, then you will be given credit for an additional twelve (12) months of continuous Service such that the number of Restricted Stock Units that otherwise would have vested had your Service continued for an additional twelve (12) months following your termination will accelerate and become vested as of the date of your Service termination; provided, however, that in no event shall such applicable vesting exceed 100% of the number of Restricted Stock Units subject to your Award. For purposes of this provision, “Disability” shall mean your permanent and total disability within the meaning of Section 22(e)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations promulgated thereunder to the extent not inconsistent with the regulations under Section 409A of the Code. Except as set forth in this Section 1(b), any Restricted Stock Units subject to the Award that have not vested at the time of your termination of Service for any or no reason will be forfeited immediately and automatically transferred to and reacquired by the Company at no cost to the Company.

(c)For purposes of the Award, your Service will be considered terminated as of the date you are no longer actively providing Service to the Participating Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Participating Company Group, your right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your Award (including whether you may still be considered to be providing Services while on a leave of absence). Any such determination by the Committee for the purposes of this Award Agreement shall have no effect upon any determination of the rights or obligations of you or the Company (or any Participating Company, as applicable) for any other purpose.

(d)The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. Notwithstanding Section 5 and in accordance with Section 16, the payment of shares of Stock vesting pursuant to this Section 1 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

2.Number of Restricted Stock Units and Underlying Shares of Stock.

(a)The Restricted Stock Units subject to your Award and the shares of Stock deliverable with respect to such Restricted Stock Units will be adjusted from time to time for capitalization adjustments, as provided in Section 4.2 of the Plan.

(b)Any additional Restricted Stock Units, shares of Stock, cash or other property that become subject to the Award pursuant to this Section 2 shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares of Stock covered by your Award.

(c)Notwithstanding the provisions of this Section 2, no fractional Restricted Stock Units or rights for fractional shares of Stock shall be created pursuant to this Section 2. The Board shall, in its discretion, determine an equivalent benefit for any fractional Restricted Stock Units or fractional shares that might be created by the adjustments referred to in this Section 2.

3.Payment by You. Subject to Section 12 below, and except as otherwise provided in the Grant Notice, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the Restricted Stock Units, or the delivery of the shares of Stock underlying the Restricted Stock Units; provided, however, that your continued Service is required for vesting of the Restricted Stock Units as set forth in the Grant Notice and this Award Agreement.

4.Rights as a Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock hereunder unless and until certificates representing shares of Stock (or other evidence of ownership as so designated by the Company) (either, “Certificates”) will have been issued to you pursuant to Section 5. After such issuance, you will have all the rights of a stockholder of the Company with respect to voting such shares of Stock and receipt of dividends and other distributions on such shares of Stock.

5.Delivery of Shares. Each Restricted Stock Unit represents the right to receive one share of Stock on the date that such Restricted Stock Unit vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 1, you will have no right to payment of any such Restricted Stock Units. Except as provided in Section 6, any Restricted Stock Units that vest in accordance with Section 1 will be paid to you in whole shares of Stock as soon as practicable after vesting, but in each such case within the period thirty (30) days following the vesting date, subject to you satisfying any applicable tax withholding obligations as set forth in Section 12. In no event will you be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.

(a)Deferred Shares. If you are eligible and elect to defer delivery of the shares of Stock as provided in Section 6, such shares of Stock will be issued and delivered to you on the date or dates that you elect on your deferral election form. No shares of Stock shall be issued prior to vesting of the Restricted Stock Units.

(b)Delivery Following Death. If you are deceased at the time that shares of Stock pursuant to Restricted Stock Units, if any, are to be delivered to you, such delivery will be made to your designated beneficiary, or if no beneficiary has survived you or been designated, or if the beneficiary designation is not enforceable and/or valid under the inheritance and other laws in your country (as determined by the Company in its sole discretion), to the administrator or executor of your estate. Any such transferee must furnish the Company with (i) written notice of his or her status as a transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.Deferral Election. If permitted by the Company to do so, you may elect to defer receipt of the shares of Stock that otherwise would be issued pursuant to the vesting of your Award in accordance with the terms and conditions, including the applicable eligibility requirements, of the Company’s Deferred Compensation Plan (or such other successor plan as may be adopted by the Company). The Committee will, in its sole discretion, establish the rules and procedures for such deferrals.

7.Compliance with Law. The grant of your Award and the issuance of any shares of Stock thereunder shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. You may not be issued any shares of Stock if such issuance of shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws, any other governmental regulatory body, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. You understand that the Company is under no obligation to register or qualify the shares with the United States Securities Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock.

In addition, you may not be issued any shares of Stock unless (i) a registration statement under the Securities Act shall at the time of issuance be in effect with respect to the shares of Stock or (ii) in the opinion of legal counsel to the Company, the shares of Stock may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT THE SHARES OF STOCK MAY NOT BE ISSUED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. Where the Company determines that the delivery of any shares of Stock to settle this Award would violate federal securities laws or other applicable laws or rules or regulations promulgated by any governmental agency, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that delivery of shares of Stock will no longer cause such violation. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained. As a condition to the issuance of any shares of Stock pursuant to this Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

8.Restrictive Legends. The shares of Stock issued pursuant to this Award shall be endorsed with appropriate legends, if any, determined by the Company.

9.Transferability. Except to the limited extent permitted under Section 5(b), this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privileged conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges hereby immediately will become null and void.

10.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Participating Company Group, or on the part of the Participating Company Group to continue such service. In addition, nothing in your Award shall obligate the Participating Company Group, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Participating Company Group.

11.Unsecured Obligation. Your Award is unfunded, and even as to any Restricted Stock Units that vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Stock pursuant to this Award Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock acquired pursuant to this Award Agreement until such shares of Stock are issued to you pursuant to this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the shares of Stock so issued. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12.Tax Obligations.

(a)General. Regardless of any action taken by the Company or any other Participating Company with respect to any or all federal, state, local and foreign income, employment, social insurance, payroll taxes, payment on account or other taxes related to your participation in the Plan and legally applicable to you or deemed by the Participating Company Group to be an appropriate charge to you even if technically due by the Participating Company Group (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items, is, and remains, your responsibility. You further acknowledge that the Participating Company Group (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of this Award, subsequent sale of Stock acquired pursuant to this Award, or the receipt of any dividends and/or Dividend Equivalents and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of your Award to reduce or eliminate your liability for Tax-Related Items. Further, if you have become subject to tax in more than one jurisdiction, as applicable, you acknowledge that the Participating Company Group may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Withholding Arrangements. Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Participating Company Group to satisfy all Tax-Related Items. In this regard, you hereby authorize the Participating Company Group, or its respective agents, in their sole discretion and subject to any limitations under applicable law, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or more of the following means:

i.
withholding of that number of whole vested shares of Stock otherwise deliverable to you pursuant to this Award Agreement having a Fair Market Value not in excess of the amount of the withholding obligation for Tax-Related Items determined by the Company after considering required withholding rates and to the extent permitted under the Plan, the Company may determine such amount by considering other applicable withholding rates up to the maximum rate applicable in your jurisdiction. For tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items;

ii.
withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization);

iii.	tender by you of a payment in cash or check to the Participating Company Group (as applicable) of any amount of the Tax-Related Items;

iv.	withholding by any Participating Company of any amount of the Tax-Related Items from your wages of any other compensation owed to you by any Participating Company; and/or

v.	in the event this Award is settled in whole or in part in cash, withholding from the cash to be distributed to you in settlement of this Award.

(c)Subject to Section 12(b)(i), to the extent the Company withholds for Tax-Related Items by using a rate higher than your applicable tax rate, you may receive a refund of any over-withheld amount in cash and you will have no entitlement to the equivalent amount in shares of Stock.

(d)You shall pay to the Participating Company Group (as applicable) any amount of Tax-Related Items that the Participating Company Group may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company shall have no obligation to issue or deliver shares, cash or the proceeds of the sale of Stock until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

(e) Notwithstanding the foregoing, if you are a Section 16 officer of the Company under the Exchange Act, the Company will withhold using the method described under 12(b)(i) above unless the use of such withholding method is problematic under applicable laws or has materially adverse accounting consequences, in which case the Committee (as constituted to satisfy the requirements of Exchange Act Rule 16b-3) shall determine which of the other methods described in Section 12(b) above shall be used to satisfy the withholding obligation for Tax-Related Items.

13.Nature of Award. In accepting your Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company; it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of your Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(d)the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Participating Company Group and shall not interfere with any ability of the Participating Company Group to terminate your employment or service relationship (if any);

(e)you are voluntarily participating in the Plan;

(f)the Award and the Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the Award and the Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)the future value of the underlying shares of Stock subject to your Award is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Service with the Participating Company Group (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(j)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(k)the following provisions apply only if you are providing Service outside the United States:

i.	the Award and the shares of Stock subject to the Award, and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose;

ii.
unless otherwise agreed with the Company, the Award and the shares of Stock subject to the Award, and any income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Participating Company other than the Company; provided, however, that your continued Service shall be required for vesting of the Restricted Stock Units as may be set forth in the Grant Notice and this Award Agreement; and

iii.
the Participating Company Group shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.

14.Delivery of Documents and Notices. Any document relating to participating in the Plan or this Award and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, or with a nationally recognized courier designating express or expedited service with evidence of delivery, addressed to the other party at the e-mail address, if any, provided for you by the Company or a Participating Company or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery. The Plan and Award documents, which may include but do not necessarily include the Plan prospectus, Grant Notice, Award Agreement, Certificates, and United States financial reports of the Company, may be delivered to you electronically by the Company or a third party designated by the Company. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Committee’s discretion.

(b)Consent to Electronic Delivery. You acknowledge that you have read Section 14 and consent to the electronic delivery of the Plan and Award documents by the Company or a third party designated by the Company and agree to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company, as described in Section 14. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at equity@adobe.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide the Company or any designated third party with a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at equity@adobe.com. Finally, you understand that you are not required to consent to electronic delivery.

15.Data Privacy Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement or any other Award materials (“Data”)

by and among the members of the Participating Company Group for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Participating Company Group holds certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to E*TRADE, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with your employer will not be affected: the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity to you awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

16.Application of Section 409A (ONLY APPLICABLE TO U.S. TAXPAYERS). Absent a proper deferral election, it is intended that all of the benefits and payments provided under this Award satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under the “short-term deferral” rule set forth in United States Treasury Regulation Section 1.409A‑1(b)(4), and this Award will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Award and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A, and any provisions calling for payments on a termination of employment or other service shall be read to mean a “separation from service” (as defined under Treasury Regulation Section 1.409-1(h) without reference to alternative definitions thereunder). For purposes of Code Section 409A, each payment, installment and benefit under this Award is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). Notwithstanding any other provision of this Award, to the extent that (i) one or more of the payments or benefits received or to be received by you upon “separation from service” pursuant to this Plan would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) you are a “specified employee” within the meaning of Code Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments and benefits shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of separation from service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation on you. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments and benefits due shall be paid as otherwise provided herein.

17.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, the Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18.Committee Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19.Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

20.Miscellaneous.

(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

21.Agreement Severable. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.Governing Plan Document. Your Award is subject to all the provisions of the Plan, which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between one or more provisions of your Award Agreement and one or more provisions of the Plan, the provisions of the Plan shall control.

23.Applicable Law and Venue. The Award and the provisions of this Award Agreement shall be governed by, and subject to, the laws of the State of California, United States of America. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

24.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

25.Language. If you received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

26.Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or another Participant.

29.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider-trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and your country of residence, which may affect your ability to acquire, sell or attempt to sell shares of Stock or rights to shares of Stock (e.g., the Award) during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions, including the United States and in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You should consult your personal legal advisor for further details regarding any insider trading restrictions and/or market-abuse laws in your country.

30.Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

Appendix to
Adobe Systems Incorporated
2003 Equity Incentive Plan
Restricted Stock Unit Award Agreement

(Global)

This Appendix includes special country-specific terms that apply if you are residing and/or working in one of countries covered by the Appendix. The Appendix is part of the Award Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Award Agreement.

This Appendix also includes information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2018 and is provided solely for informational purposes. Such laws are often complex, change frequently, and results may differ based on the particular facts and circumstances. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Award vests or you sell Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Note that if you are a citizen or resident of a country other than the country in which you are residing and/or working, or you transfer employment or residency after the Award is granted to you, the information contained in this Appendix may not be applicable to you.

Australia
Australian Offer Document
The Award is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission ("ASIC") Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Award. Your right to participate in the Plan and receive the Award under the Plan is subject to the terms and conditions as stated in the Offer Document, the Plan and the Award Agreement. By accepting the Award, you acknowledge and confirm that you have received these documents.

Tax Information
The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in that Act).
Exchange Control Information
Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you may be required to file the report.
Austria
Exchange Control Information
If you hold shares of Stock purchased under the Plan outside of Austria (even if you hold them outside of Austria at a branch of an Austrian bank) or cash (including proceeds from the sale of shares of Stock), you must submit an annual report to the Austrian National Bank. An exemption applies if the value of the shares of Stock held outside of Austria does not exceed €5,000,000 as of 31 December each year or the value of the shares of Stock held outside of Austria as of any quarter does not exceed €30,000,000. The deadline for filing the annual report is January 31 of the following year and the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter.

When shares of Stock are sold, there may be reporting obligations if the cash received is held outside Austria. If the transaction volume of all your cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month with the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.” If the transaction value of all cash accounts abroad is less than €3,000,000, no ongoing reporting requirements apply.
Belgium
Foreign Asset/Account Reporting Information
You are required to report any security or bank accounts (including brokerage accounts) you maintain outside of Belgium on your annual tax return. In a separate report, you are required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption.
Bermuda
Securities Law Information
The Award Agreement is not subject to and has not received approval from the Bermuda Monetary Authority and the Registrar of Companies in Bermuda, and no statement to the contrary, explicit or implicit, is authorized to be made in this regard. The securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda.
Brazil
Nature of Award
This provision supplements Section 13 of the Award Agreement:
By accepting this Award, you acknowledge, understand and agree that (i) you are making an investment decision, (ii) you will be entitled to receive shares of Stock pursuant to the Award only if the vesting conditions are met and any necessary services are rendered by you between the Date of Grant and the applicable vesting date, and (iii) the value of the underlying Shares of Stock is not fixed and may increase or decrease without compensation to you.
Compliance with Laws
By accepting this Award, you agree that you will comply with Brazilian law when you vest in your Award and sell shares of Stock. You also agree to report and pay any and all taxes associated with the vesting of the Award, the sale of the shares of Stock acquired pursuant to the Plan and the receipt of any dividends.
Exchange Control Information
You must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if you hold assets or rights valued at more than US$100,000. The assets and rights that must be reported include shares of Stock.
Canada (Quebec only)
Language Acknowledgment
The parties acknowledge that it is their express wish that this agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy
This provision supplements Section 15 of the Award Agreement:
You hereby authorize the Participating Company Group and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the

Participating Company Group to disclose and discuss the Plan with their advisors. You further authorize the Participating Company Group to record such information and to keep such information in your employee file.
Canada (all provinces)
Delivery of Shares
This provision supplements Section 5 of the Award Agreement:
Notwithstanding any discretion referred to in Section 2.1(ee) of the Plan, the Restricted Stock Units granted to Participants in Canada do not represent the right to receive a cash payment equal to the value of the shares of Stock, or a combination of cash and shares of Stock; vested Restricted Stock Units will be paid to Participants in Canada in shares of Stock only.
Securities Law Information
You acknowledge and agree that you will only sell shares of Stock acquired through participation in the Plan outside of Canada through E*TRADE or such other broker designated under the Plan, provided that such sale takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed. Currently, the shares of Stock are listed on Nasdaq Global Select Market.
Termination of Employment
This provision replaces Section 1(c) of the Award Agreement:
For purposes of the Award, your Service will be considered terminated, and your right to vest in the Award under the Plan, if any, (and any related Dividend Equivalents) will terminate, as of the date that is the earliest of:  (a) the date your Service with the Participating Company Group is terminated, (b) the date you receive written notice of termination from the Participating Company Group, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; and (c) the date you are no longer employed by or actively providing Service to the Participating Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your Award (including whether you may still be considered to be providing services while on an approved leave of absence).
Foreign Asset/Account Reporting Information
You are required to report foreign specified property (including shares of Stock and rights to shares of Stock such as Restricted Stock Units) on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign specified property exceeds C$100,000 at any time in the year. If applicable, the form must be filed by April 30 of the following year. Restricted Stock Units must be reported (generally, at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property you hold. When shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the Stock. The ACB ordinarily would equal the fair market value of the Stock at the time of acquisition, but if you own other shares of Stock of the same Company, this ACB may have to be leveraged with the ACB of the other Stock.
Chile
Securities Law Information
The offer of Restricted Stock Units constitutes a private offering of securities in Chile effective as of the Date of Grant. The offer of Restricted Stock Units is made subject to general ruling N° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS. Given that the Restricted Stock Units are not registered in Chile, the Company is not required to provide public information about the Restricted Stock Units or the shares of Stock in Chile. Unless the Restricted Stock Units and/or the shares of Stock are registered with the SVS, a public offering of such securities cannot be made in Chile.
Esta oferta de Unidades de Acciones Restringidas constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión. Esta oferta de Unidades de Acciones Restringidas se acoge a las disposiciones de la Norma de Carácter General N° 336 de la Superintendencia de Valores y Seguros de Chile (“SVS”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse las Unidades de Acciones Restringidas de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los Unidades de Acciones Restringidas o sus Acciones. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.
Exchange Control Information
Exchange control reporting requirements will apply if the value of any shares of Stock acquired without the remittance of funds out of Chile exceeds US$10,000. It is not clear whether this requirement also applies in the case of Restricted Stock Units where no payment is made to acquire the shares; however, if the Central Bank of Chile considers the acquisition of shares of Stock for no consideration to be an “investment operation” the requirement will apply. You should consult your personal legal advisor for further details.

You are not required to repatriate funds obtained from the sale of shares of Stock or any dividends to Chile. However, if you decide to repatriate such funds, you must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, you must report the payment to a commercial bank or registered foreign exchange office receiving the funds.

If your aggregate investments held outside of Chile exceed US$5,000,000 in any year (including the investments made under the Plan), you must report the investments annually to the Central Bank.

Please note that exchange control regulations in Chile are subject to change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have prior to the vesting of the Award or receiving proceeds from the sale of shares of Stock acquired under the Plan.

Tax Reporting Information and Registration

The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) any taxes paid abroad which will be used as a credit against Chilean income taxes, and (ii) the results of foreign investments on a sworn statement which must be submitted electronically through the CIRS website at www.sii.cl. You should consult with your personal tax advisor with respect to your filing requirements.

China
You are not required to pay any cash consideration for the Award or for any cash received pursuant to the Award.
Delivery of Shares: This provision replaces Section 5 of the Award Agreement:
Notwithstanding anything in the Award Agreement, the Restricted Stock Units granted to you do not provide any right to receive shares of Stock. Upon vesting, the Restricted Stock Units shall be settled and paid only in cash through local payroll in an amount equal to the fair market value of the shares of Stock at vesting less any Tax-Related Items. You agree to bear any currency fluctuation risk between the time the Restricted Stock Units vest and the time the cash payment is distributed to you.

Colombia
Labor Law Acknowledgement
By accepting this Award, you acknowledge that pursuant to Article 128 of the Colombia Labor Code, the Plan and related benefits do not constitute a component of “salary” for any purposes. Therefore, the Award and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, including but not limited to legal/fringe benefits, vacations, indemnities, payroll taxes and social insurance contributions.
Securities Law Information
The shares of Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Stock may not be offered to the public in Colombia. Nothing in this Award Agreement should be construed as the making of a public offer of securities in Colombia.
Exchange Control Information

Investments in assets located abroad (including shares of Stock) are subject to registration with the Bank of the Republic if your aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000. Upon sale or other disposition of investments (including shares of Stock) which have been registered with the Central Bank, the registration with the Central Bank must be cancelled no later than March 31 of the year following the sale or disposition (or a fine of up to 200% of the value of the infringing payment will apply). When investments held abroad are sold or otherwise disposed of, regardless of whether they have been registered with the Central Bank, you must repatriate the proceeds to Colombia by selling currency to a Colombian bank and filing the appropriate form.

Czech Republic

Exchange Control Information

The Czech National Bank may require you to fulfill certain notification duties in relation to the Award and the opening and maintenance of a foreign account (e.g., may be required to report foreign direct investments, financial credits from abroad, investment in foreign securities, and associated collections and payments). However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the Award and the sale of shares of Stock and before opening any foreign accounts in connection with the Plan to ensure compliance with current regulations. It is your responsibility to comply with any applicable Czech exchange control laws.

Denmark

Stock Option Act

You acknowledge that you have received an Employer Statement in Danish. To the extent more favorable to you and required to comply with the Stock Option Act, the terms set forth in the Employer Statement will apply to your participation in the Plan.

Foreign Asset/Account Reporting Information

You may hold shares of Stock acquired under the Plan in a safety-deposit account (i.e., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares of Stock are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Form V (Erklæring V) with the Danish Tax Administration. You must sign the Form V and by signing the Form V, you undertake an obligation, without further request each year to forward information to the Danish Tax Administration concerning the shares of Stock in the account. You can agree with the broker or bank that they undertake the required reporting, in which case the reporting should be undertaken no later than February 1 of the year following the calendar year to which the information relates. You have to file documentation that an agreement with the bank or broker is in place and that the bank or broker will provide the information to the Danish Tax Authorities. By signing the Form V, you authorize the Danish Tax Administration to examine the account.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account likely will be treated as a deposit account if cash can be held in the account. Therefore, you likely must also file a Form K (Erklæring K) with the Danish Tax Administration. You must sign the Form K, and by signing the Form K, you undertake an obligation, without further request each year to forward information to the Danish Tax Administration concerning the content of the deposit account. You can agree with the broker or bank that they undertake the required reporting, in which case the reporting should be undertaken no later than February 1 in the year following the calendar year to which the information relates. You have to file documentation that an agreement with the bank or broker is in place and that the bank or broker will provide the information to the Danish Tax Authorities. By signing the Form K, you authorize the Danish Tax Administration to examine the account.

Exchange Control Information

If you establish an account holding shares of Stock acquired from the Awards or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration.

Finland

There are no country-specific provisions.

France

Language Consent
By accepting the Award and the Award Agreement, which provides for the terms and conditions of your Award, you confirm having read and understood the documents relating to this Award (the Plan and the Award Agreement, including this Appendix) which were provided to you in English. You accept the terms of those documents accordingly.
En acceptant l’Attribution d'Actions Attribuées et ce Contrat d’Attribution qui contient les termes et conditions de vos Actions Attribuées, vous confirmez avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution, ainsi que la présente Annexe) qui vous ont été transmis en langue anglaise. Vous acceptez ainsi les conditions et termes de ces documents.
Type of Award
The Awards are not intended to be French tax-qualified Awards.
Foreign Asset/Account Reporting Information

If you are a French resident and you hold cash or Stock outside of France, you must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis on a special form, No. 3916, together with your income tax return. Further, if you are a French resident with foreign account balances exceeding €1,000,000, you may have additional monthly reporting obligations.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). The report must be filed electronically and the form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de). If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Stock acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

Hong Kong

Delivery of Shares
This provision supplements Section 5 of the Award Agreement:
Shares received under the Plan are accepted as a personal investment. In the event the Restricted Stock Units vest and shares of Stock are paid to Participant within six months of the Date of Grant, Participant agrees that he or she will not dispose of the shares of Stock acquired prior to the six-month anniversary of the Date of Grant.

Securities Law Information

Securities Warning: This offer of Restricted Stock Units and the shares of Stock to be issued pursuant to the Award is not a public offer of securities and is available only for Employees of the Participating Company Group. The Award Agreement, including this Appendix, the Plan and other incidental Award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the Award documentation been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each eligible Employee, the Company and the Participating Company Group and may not be distributed to any other person. If you are in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

Nature of Scheme

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

India

Exchange Control Information

You must repatriate all proceeds received from the sale of shares of Stock to India within 90 days of receipt for sale of Stock proceeds and within 180 days of receipt for dividends, or as prescribed under applicable Indian exchange control laws as may be amended from time to time. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Participating Company Group requests proof of repatriation. It is your responsibility to comply will applicable exchange control laws in India.

Foreign Asset/Account Reporting Information

You may be required to declare in your annual tax return (a) any foreign assets held by you (e.g., shares of Stock acquired under the Plan and, possibly, the Award), and (b) any foreign bank accounts for which you have signing authority.

Ireland

Director Notification Requirement

If you are a director, shadow director or secretary of an Irish subsidiary, you must notify the Irish subsidiary in writing if (1) you receive or dispose of an interest exceeding 1% of the Company (e.g., the Award, shares of Stock, etc.), (2) you become aware of an event giving rise to a notification requirement, or (3) you become a director or secretary if such an interest exists at that time. This disclosure requirement also applies to any rights or shares acquired by your spouse or minor child(ren).

Israel

Immediate Sale of Shares of Stock

Upon the vesting of the Award, you agree to the immediate sale of any shares of Stock to be issued to you upon vesting and settlement of the Award. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Upon the sale of the shares of Stock, the Company agrees to pay you the cash proceeds from the sale of the shares of Stock, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Award Agreement.

Italy

Plan Document Acknowledgment

By accepting this Award, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Award Agreement and this Appendix in their entirety and fully understand and accept all provisions of the Plan, the Award Agreement and this Appendix.

In addition, you further acknowledge that you have read and specifically and expressly approve the following Sections of the Award Agreement and this Appendix: Section 7 (Compliance with Law); Section 10 (Award Not a Service Contract); Section 12 (Tax Obligations); Section 13 (Nature of Award); Section 14 (Delivery of Documents and Notices); Section 22 (Governing Plan Document); Section 23 (Applicable Law and Venue); Section 26 (Appendix); Section 27 (Imposition of Other Requirements), as well as the Data Privacy provision below.

Foreign Asset/Account Reporting Information

You are required to report in your annual tax return: (a) any transfers of cash or shares of Stock to or from Italy; (b) any foreign investments or investments (including the shares of Stock issued at vesting of the Award, cash or proceeds from the sale of shares of Stock acquired under the Plan) held outside of, if the investment may give rise to income in Italy (this will include reporting the shares of Stock issued at vesting of the Award combined with other foreign assets); and (c) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy. You are exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

Data Privacy

This section replaces Section 15 of the Award Agreement.
You understand that the Participating Company Group may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance (to the extent permitted under Italian law), passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor ("Data"), for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. Pursuant to Legislative Decree no. 196/2003, the Controller of personal data processing is Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110 U.S.A., and its Representative in Italy for privacy purposes is: Adobe Systems Italia Srl with its registered offices in Viale Colleoni, 5 - Pal Taurus A3, 20041 - Agrate Brianza (MI), Italy.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Participating Company Group will transfer Data among themselves as necessary for the purposes of implementing, administering and managing your participation in the Plan, and that the Participating Company Group may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any shares of Stock acquired at vesting of the Award. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside of the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including the communication and transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration, and management of the Plan. You further understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of Data and cease, for legitimate reason, any processing of Data. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, Data may be reviewed and questions or complaints can be addressed by contacting your local human resources department.

Japan

Foreign Asset/Account Reporting Information

You will be required to report details of any assets (including any shares of Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding Awards or shares of Stock held by you in the report.

Exchange Control Information

If the value of shares of Stock that may be acquired in any one transaction exceeds ¥100,000,000, you must notify the Ministry of Finance (“MOF”) within 20 days of acquisition.

Korea

Exchange Control Information

You are solely responsible for complying with applicable Korean exchange control regulations. Since the exchange control regulations change frequently and without notice, you should consult your legal advisor to ensure compliance with current regulations.

Foreign Asset/Account Reporting Information

You will be required to declare all foreign accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report if the aggregate balance of such accounts exceeds a certain limit (currently KRW 1 billion or an equivalent amount in foreign currency) on any month-end date during the year.

Mexico
Labor Law Policy and Acknowledgment
By accepting this Award, you expressly recognize that Adobe Systems Incorporated, with offices at 345 Park Avenue, San Jose, California 95110, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is Adobe Systems Incorporated-Mexico Representative Office (“Adobe-Mexico”), not the Company in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, Adobe-Mexico, and do not form part of the employment conditions and/or benefits provided by Adobe-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Política Laboral y Reconocimiento/Aceptación
Aceptando este Premio1 El término “Premio” se refiere a la palabra “Award.”, el participante reconoce que Adobe Systems Incorporated sus oficinas registradas en 345 Park Avenue, San Jose, California  95110, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que el único empleador del participante lo es Adobe Systems Incorporated-Mexico Representative Office (“Adobe- México”), no es la Compañía en los Estados Unidos. Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, Adobe-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Adobe-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del participante.
Asimismo, el participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía. Se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el participante.
Finalmente, el participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a la Compañía, sus entidades relacionadas, afiliadas, sucursales, oficinas derepresentación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

1 El término “Premio” se refiere a la palabra “Award.”

Moldova

Exchange Control Information
You may be required to repatriate all proceeds received from the sale of shares of Stock to Moldova within a reasonable time from receipt. It is recommended that you consult with your personal tax advisor with respect to your requirements.
Netherlands
Insider-Trading Notification
You should be aware of the Dutch insider-trading rules, which may impact the sale of shares of Stock issued to you at vesting and settlement of the Award. In particular, you may be prohibited from effectuating certain transactions involving shares of Stock if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.
New Zealand
Securities Law Information

WARNING: You are being offered Restricted Stock Units which allow you to acquire shares of Stock in accordance with the terms of the Plan and the Award Agreement. The shares of Stock, if issued, give you a stake in the ownership of the Company. You may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preferred shares have been paid.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You understand that you should ask questions, read all documents carefully, and seek independent financial advice before participating in the Plan.

The shares of Stock are quoted and approved for trading on the NASDAQ Global Select Market in the United States of America. This means that, if you acquire shares of Stock under the Plan, you may be able to sell your investment on the NASDAQ if there are interested buyers. The price will depend on the demand for the shares of Stock.

For information on risk factors impacting the Company’s business that may affect the value of the shares of Stock, you should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at https://www.adobe.com/investor-relations/financial-documents.html. You are also entitled to receive a copy of these reports, free of charge, upon written request to the Company at 345 Park Ave. San Jose, CA 95110 Attention: Equity Administration

Norway
There are no country-specific provisions.
Poland
Exchange Control Information

Polish residents holding foreign securities (including shares of Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis by the 20th day of the month following the end of each quarter on special forms available on the website of the National Bank of Poland. In addition, Polish residents are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). You are required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.
Portugal
Exchange Control Information
If you acquire shares of Stock under the Plan and do not hold the shares of Stock with a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the shares of Stock are held by a Portuguese financial intermediary, it will file the report for you.
Language Consent
You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Award Agreement.
Conhecimento da Lingua
O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Award Agreement em inglês).
Romania
Exchange Control Information
If you deposit the proceeds from the sale of your shares of Stock or the receipt of dividends and/or Dividend Equivalents in a bank account in Romania, you may have to provide the Romanian bank through which the operations are effected with appropriate documentation regarding the receipt of the income. If you are a Romanian resident and acquire more than 10% of the share capital in a foreign entity (i.e., the Company), the acquisition is required to be reported to the National Bank of Romania (“NBR”) for statistical purposes. You should consult with a personal legal advisor to determine whether you will be required to submit such documentation to the Romanian bank.
Russia
Securities Law Information
These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the shares of Stock in Russia. The shares of Stock issued pursuant to the Award have not and will not be registered in Russia, nor will they be admitted for listing on any Russian exchange for trading within Russia. Hence, the shares of Stock described herein may not be admitted or used for offering, placement or public circulation in Russia.
U.S. Transaction
Any shares of Stock issued pursuant to the Award shall be delivered to you through a brokerage account in the U.S. You may hold shares of Stock in your brokerage account in the U.S.; however, in no event will shares issued to you and/or share certificates or other instruments be delivered to you in Russia. You are not permitted to make any public advertising or announcements regarding the Award or shares of Stock in Russia, or promote these shares to other Russian legal entities or individuals, and you are not permitted to sell or otherwise dispose of shares of Stock directly to other Russian legal entities or individuals. You are permitted to sell shares of Stock only on the Nasdaq Global Select Market and only through a U.S. broker.
Data Privacy Consent
This section supplements Section 15 of the Award Agreement.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among the members of the Participating Company Group for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Participating Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.
You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting equity@adobe.com. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon vesting and settlement of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing equity@adobe.com. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected: the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Restricted Stock Units or other equity awards or administer or maintain such awards. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact equity@adobe.com.
Foreign Asset/Account Restrictions
Certain individuals who hold public office in Russia, as well as their spouses and dependent children, are prohibited from opening or maintaining foreign brokerage or bank accounts and holding any securities, whether acquired directly or indirectly, in a foreign company (including shares of Stock acquired under the Plan).
Foreign Asset/Account Reporting Information
You will be required to notify Russian tax authorities within one (1) month of opening, closing or changing the details of a foreign account. Russian residents also are required to report (i) the beginning and ending balances in such a foreign bank accounts each year and (ii) transactions related to such foreign accounts during the year to the Russian tax authorities, on or before June 1 of the following year. The tax authorities can require you to provide appropriate supporting documents related to transactions in a foreign bank account.

Exchange Control Information

Within a reasonably short time after receipt, you are required to repatriate certain cash amounts received in connection with the Plan, including Dividend Equivalents and proceeds from the sale of shares of Stock acquired under the Plan, from your U.S. brokerage account to Russia as soon as you intend to use those amounts for any purpose, including reinvestment.  Such funds must be initially credited to you through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

As an express statutory exception to this repatriation requirement, cash dividends paid on shares of Stock can be paid directly into a foreign bank or brokerage account opened with a bank located in Organisation for Economic Cooperation Development (“OECD”) or Financial Action Task Force (“FATF”) countries (e.g., the United States) without first remitting them to a bank account in Russia. As of January 1, 2018, cash proceeds from the sale of shares listed on one of the foreign stock exchanges on the list provided for by the Russian Federal law “On the Securities Market” (which currently includes the NASDAQ Global Select Market) can also be paid directly to a foreign bank or brokerage account opened with a bank located in an OECD or FATF country.  Other statutory exceptions may also apply.

Singapore

Chief Executive Officer and Director Notification Requirement

If you are a director, associate director or shadow director or the chief executive officer (“CEO”) of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore company in writing when you receive an interest (e.g., Awards, shares of Stock) in the Company or any related companies. In addition, you must notify the Singapore company when you dispose of an interest in the Company or any related company (including when you sell shares of Stock acquired pursuant to your Award). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two business days of becoming a director or the CEO.

Securities Law Information

The award of Restricted Stock Units is being made in pursuant to the "Qualifying Person" exemption under section 273(1)(f) of the Securities and Futures Act (Chap. 289) (“SFA”). The Plan has not and will not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Hence, statutory liability under the SFA in relation to the content of prospectuses will not apply.

You should note that the Restricted Stock Units are subject to section 257 of the SFA. Therefore, the Restricted Stock Units may not be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, unless such offer, sale or invitation is made (i) more than six (6) months from the Date of Grant, (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

South Africa

Exchange Control Information

You are solely responsible for complying with applicable South African exchange control regulations. Since the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Stock under the Plan to ensure compliance with current regulations. As noted, it is your responsibility to comply with South African exchange control laws, and the Participating Company Group will not be liable for any fines or penalties resulting from failure to comply with applicable laws.

Tax Information

By accepting the Award, you agree that, immediately upon vesting of the Award, you will notify your employer of the amount of any gain realized. If you fail to advise your employer of the gain realized upon vesting, you may be liable for a fine. You will be solely responsible for paying any difference in the actual tax liability and for the amount withheld by your employer. It is recommended that you consult with your personal tax advisor with respect to your requirements.

Spain

Securities Law Information
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award. The Award Agreement (including the Appendix) and any other document related to the Award have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and they do not constitute a public offering prospectus.
Foreign Asset/Account Reporting Information
You are required to report assets or rights deposited or held outside of Spain (e.g., Stock deposited outside Spain or bank accounts held outside Spain) to the Spanish tax authorities on your annual tax return. This reporting obligation is based on the value of those rights and assets as of December 31 and has a threshold of €50,000 per type of asset (bank account, shares, real estate, etc.).

Please note that reporting requirements are based on what you have previously disclosed and the increase in value of such and the total value of certain groups of foreign assets. Also, the thresholds for annual filing requirements may change each year. Therefore, you should consult your personal advisor regarding whether you will be required to file an informational tax report for asset and rights that you hold abroad.

Exchange Control Information

You must declare the acquisition, ownership and disposition of stock in a foreign company (including shares of Stock acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes.  Generally, the declaration must be made in January for shares of Stock acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of shares acquired or sold exceeds €1,502,530 (or you hold 10% or more of the shares capital of the Company or such other amount that would entitle you to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable.

You may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., shares of Stock) and any transactions with non-Spanish residents (including any payments of cash or shares made to you by the Company) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceeds €50,000. Once the €50,000 threshold has been surpassed in either respect, you will generally be required to report all foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item.  Generally, you will only be required to report on an annual basis (by March 31 of each year).

Labor Law Acknowledgment

By accepting the Award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.
You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to make grants of Awards under the Plan to Employees, Directors and Consultants throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Awards will not economically or otherwise bind the Participating Company Group, including your employer, on an ongoing basis, other than as expressly set forth in the Award Agreement and the Plan. Consequently, you understand that the Awards are given on the assumption and condition that the Awards shall not become part of any employment contract (whether with the Participating Company Group, including your employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the grant of Awards, which is gratuitous and discretionary, because the future value of the Awards and the underlying shares of Stock is unknown and unpredictable.
You understand and agree that, as a condition of the grant of the Awards, your termination of Service for any reason other than death or disability (including for the reasons listed below) will automatically result in the cancellation and loss of any Awards that may have been granted to you and that were not or did not become vested on the date of termination of Service. In particular, you understand and agree that, unless otherwise expressly provided by the Company in the Award Agreement, the Awards will be cancelled without entitlement to the shares or to any amount as indemnification if you terminate Service by reason of, but not limited to, the following: resignation; disciplinary dismissal adjudged to be with cause; disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a "despido improcedente"); individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause; material modification of the terms of employment under Article 41 of the Workers’ Statute; relocation under Article 40 of the Workers’ Statute; Article 50 of the Workers’ Statute; unilateral withdrawal by your employer; and under Article 10.3 of Royal Decree 1382/1985.
You also understand that this grant of Awards would not be made but for the assumptions and conditions set forth above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant, the Awards and any right to the underlying shares of Stock shall be null and void.
Sweden
There are no country-specific provisions.
Switzerland
Securities Law Information

The Award and the issuance of any shares of Stock thereunder is not intended to be publicly offered in or from Switzerland. Neither this Award Agreement nor any other materials relating to the Award (1) constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (2) may be publicly distributed nor otherwise made publicly available in Switzerland, or (3) have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

Taiwan

Exchange Control Information

You may remit foreign currency (including proceeds from the sale of shares of Stock) into or out of Taiwan up to US$5,000,000 per year without special permission. However, all remittances must be made through an authorized foreign exchange bank.

Securities Law Information

The Award and the shares of Stock to be issued pursuant to the Plan are available only to employees of the Participating Company Group. The grant of the Award does not constitute a public offer of securities.

Turkey

Securities Law Information

Under Turkish law, you are not permitted to sell shares of Stock acquired under the Plan in Turkey. The shares of Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the ticker symbol “ADBE” and the shares of Stock may be sold through this exchange.

United Arab Emirates
Securities Law Information
Participation in the Plan is being offered only to selected Employees, Directors and Consultants and is in the nature of providing equity incentives to Employees, Directors and Consultants in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such Employees, Directors and Consultants and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan and the Award Agreement, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
United Kingdom
Tax Obligations
The following supplements Section 12 of the Award Agreement:
Without limitation to Section 12 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or (if different) your employer or by Her Majesty's Revenue & Customs ("HMRC") (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and (if different) your employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).